Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Delivers Third Quarter 2018 Results Above Guidance and Narrows Full Year Guidance Range

HIGHLIGHTS

•	Third quarter 2018 earnings per fully diluted share was $0.10 compared to earnings per fully diluted share of $0.50 for the same period in 2017.

•	Third quarter 2018 adjusted earnings per fully diluted share was $0.62, $(0.05) below third quarter 2017.

•
Third quarter 2018 net sales decreased (10.0)% compared to the same period last year; a decrease of (7.5)% compared to the same period last year, excluding the impact of SKU rationalization (2.3)% and the McCann's divestiture (0.2%).

•	Third quarter 2018 adjusted earnings per fully diluted share of $0.62 was above the top end of the Company's guidance range of $0.50 to $0.60.

•	TreeHouse further narrows 2018 guidance range for adjusted earnings per fully diluted share of $2.05 to $2.25.

Oak Brook, IL, November 1, 2018 — TreeHouse Foods, Inc. (NYSE: THS) today reported third quarter GAAP earnings per fully diluted share of $0.10 compared to a GAAP earnings of $0.50 reported for the third quarter of 2017. The Company reported adjusted earnings per fully diluted share1 of $0.62 in the third quarter of 2018 compared to adjusted earnings per share of $0.67 for the third quarter of 2017.

"Our Q3 results represent the third quarter in a row of delivering upon our financial commitments,” said Steve Oakland, Chief Executive Officer and President. “I continue to be impressed by the effort our organization is putting forth to deliver sequential operational progress and improve our business for the long-term. Our TreeHouse 2020 and Structure to Win (SG&A) initiatives and goals, which aim to properly align our cost structure across the business, remain on track as we continue the process of defining how we can best position ourselves to capitalize on private label growth across the food and beverage landscape."

“I’m pleased with the quality of our results this quarter, as we delivered $0.62 in adjusted EPS, despite incurring higher expenses related to the hurricanes,” said Matthew Foulston, EVP and Chief Financial Officer. “Revenue decline in the quarter of 7.5% (excluding SKU rationalization impact of 2.3% and McCann's divestiture of 0.2%) was slightly greater than anticipated, as favorable pricing of 1.7% was offset by volume/mix declines primarily within the Snacks and Meals divisions. Pricing fully covered higher commodity, packaging, and freight costs, and through the end of the third quarter we have more than achieved our full year Structure to Win goal of $30 million in savings.”

 __________________________________________________

1
Adjusted earnings per fully diluted share is a Non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of adjusted earnings per fully diluted share, information concerning certain items affecting comparability, and a reconciliation of adjusted earnings per fully diluted share to earnings per fully diluted share, the most comparable GAAP financial measure.

OUTLOOK

“Our retail partners are passionate and committed to growing their private label presence, and I believe we have a wonderful opportunity to leverage the leadership positions we enjoy in our categories. Meanwhile, we must remain intently focused on outstanding customer service and operational excellence,” continued Mr. Oakland. “Our work to reinvigorate the strategic planning process, to allocate our resources according to our customers’ strategies and to refine our priorities continues to advance, and I look forward to communicating more details around our strategy, portfolio, and vision in December at our Investor Day.”
The Company further narrowed its 2018 guidance for adjusted earnings per fully diluted share to $2.05 to $2.25 and anticipates fourth quarter earnings in the range of $0.88 to $1.08 per fully diluted share. TreeHouse noted that while pricing related to Canadian tariffs is in place and will be reflected in the fourth quarter results, the Company does expect some ongoing headwind in the fourth quarter related to the impact of the hurricanes on both the operations and crop sourcing.
The Company is not able to reconcile adjusted earnings per fully diluted share (non-GAAP) to projected reported diluted earnings per share without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results.  These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, or other non-recurring events or transactions that may significantly affect reported GAAP results.

THIRD QUARTER 2018 FINANCIAL RESULTS

Net sales for the third quarter of 2018 totaled $1,394.0 million compared to $1,548.8 million for the same period last year, a decrease of 10.0%. The change in net sales from 2017 to 2018 was due to the following:

	Three Months	Nine Months
	(unaudited)	(unaudited)
SKU rationalization	(2.3)%	(3.1)%
Volume/mix excluding SKU rationalization	(8.9)	(2.9)
Pricing	1.7	1.4
Product recalls	(0.1)	(0.1)
Divestitures	(0.2)	(1.4)
Foreign currency	(0.2)	0.1
Total change in net sales	(10.0)%	(6.0)%

The change in net sales was driven by the ongoing efforts to simplify and rationalize low margin SKUs, which contributed 2.3% to the year-over-year decline, and the divestiture of the McCann's business in July 2018, which contributed 0.2% to the year-over-year decline. Excluding the impact of SKU rationalization and the McCann's divestiture, net sales decreased 7.5% in the third quarter 2018 compared to 2017, driven by the following:

•	Volume/mix was unfavorable 8.9% year-over-year mostly driven by declines in the Snacks and Meals segments.

•	Foreign currency exchange was unfavorable 0.2% in the third quarter of 2018 compared to 2017.

•	Included in third quarter 2017 net sales was a $1.7 million product recall reimbursement, which did not repeat in 2018, contributing a 0.1% decrease to the year-over-year change in net sales.

•	Pricing was favorable 1.7% in the third quarter of 2018 compared to 2017, reflecting pricing actions to cover commodity, packaging, and freight inflation across most product categories.

Gross profit as a percentage of net sales was 16.3% in the third quarter of 2018, compared to 16.8% in the third quarter of 2017, a decrease of 0.5 percentage points. Of this decrease, 0.4 percentage points was related to $4.7 million of expenses for plant restoration costs related to a temporary shutdown at our Snacks plant in Robersonville, NC in the third quarter of 2018 and $3.2 million related to product recall reimbursement in the third quarter of 2017 that did not recur in 2018. This was partially offset by a reduction in expenses associated with restructuring programs to $7.2 million in the third quarter of 2018 compared to $10.2 million in 2017.  The remaining 0.1 percentage point decrease was primarily due to unfavorable volume/mix, higher operating costs, including unanticipated hurricane expenses, higher freight costs, higher commodity costs, and higher variable incentive compensation, partially offset by pricing actions and lower costs resulting from a LIFO liquidation.

Operating expenses decreased $5.5 million, or 2.7%, in the third quarter of 2018 compared to the third quarter of 2017.
Operating expenses as a percentage of net sales increased 1.1 percentage points to 14.1% in the third quarter of 2018 from 13.0% in the third quarter of 2017.  Of this increase, 1.2 percentage points was mostly related to $28.4 million of expenses associated with restructuring programs and acquisition, integration, divestiture, and related activities in 2018, compared to $14.5 million of expense associated with restructuring programs and acquisition, integration, divestiture, and related costs in 2017.  Excluding the impact of these costs, operating expenses as a percentage of net sales declined 0.1 percentage point year-over-year, primarily related to a savings from the Structure to Win initiative and other cost saving measures and a decrease in amortization expense reflecting the impairment of customer related intangible assets in the Snacks segment in the fourth quarter of 2017, partially offset by increased variable incentive compensation.

Total other expenses, which includes interest expense, interest income, loss (income) on foreign currency exchange, and other expense (income), net increased $3.2 million compared to the third quarter of 2017, mostly due to expenses associated with tax indemnification, unfavorable fluctuations between the U.S. and Canadian dollar during the respective periods, higher interest rates, and the write-off of $0.7 million of deferred debt issuance costs associated with the repurchase of the 2022 Notes and 2024 Notes in the third quarter of 2018. These increased expenses were partially offset by lower interest expense due to lower net debt, lower credit facility pricing from the December 1, 2017 credit agreement amendment, and higher non-cash mark-to-market gains from hedging activities.

Income tax (benefit) expense was a benefit of $5.2 million in the third quarter of 2018 compared to an expense of $1.3 million for the same period of 2017. The income tax benefit in the third quarter of 2018 was primarily driven by the release of certain tax reserves related to statute expirations of $6.7 million.  In tandem with recognizing the $6.7 million tax benefit, during the third quarter of 2018 the Company wrote off $6.7 million of related tax indemnification asset, which was reflected in Other expense (income), net in the Condensed Consolidated Statements of Operations.  The remaining fluctuation in the tax provision for the third quarter of 2018 compared to the third quarter of 2017 was primarily a result of the reduction in the U.S. Federal statutory tax rate, an increase in the amount of income tax benefit from the release of certain tax reserves, a reduction in the benefit from foreign tax credits on a year-over-year basis, and the overall impact of discrete items on low third quarter income before taxes.  Our effective tax rate may change from period to period based on recurring and non-recurring factors including the jurisdictional mix of earnings, enacted tax legislation, state income taxes, settlement of tax audits, and the expiration of the statute of limitations in relation to unrecognized tax benefits.

Net income for the third quarter of 2018 was $5.4 million, compared to a net income of $28.8 million for the same period of the previous year. Adjusted EBITDAS2 was $132.5 million in the third quarter of 2018, a 10.5% decrease compared to the third quarter of 2017. The decrease in adjusted EBITDAS was primarily due to higher operating costs, unfavorable volume/mix, higher commodity costs, higher variable incentive compensation, partially offset by favorable pricing, lower costs resulting from a LIFO liquidation, and cost saving initiatives.

The Company's share repurchase program continued in the third quarter with repurchases totaling $12.6 million, or 0.3 million shares. The Company plans to repurchase $55 million of shares through the plan (total annual cap of $150 million) throughout 2018.  The extent to which the Company engages in discretionary share repurchases and the timing of such repurchases will depend on market conditions and other factors.

The Company’s third quarter 2018 results included certain items noted below that, in management’s judgment, affect the assessment of earnings period-over-period.

RECONCILIATION OF DILUTED EARNINGS (LOSS) PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Diluted earnings (loss) per share per GAAP	$0.10	$0.50	$(0.87)	$0.40
Restructuring programs	0.80	0.35	2.37	0.68
CEO transition costs	—	—	0.23	—
Mark-to-market adjustments	(0.07)	(0.03)	(0.10)	0.01
Foreign currency (gain) loss on re-measurement of intercompany notes	(0.02)	(0.07)	0.03	(0.13)
Product recall reimbursement	—	(0.06)	—	(0.15)
Acquisition, integration, divestiture, and related costs	(0.17)	0.07	(0.15)	1.71
Debt amendment and repurchase activity	0.03	—	0.12	—
Tax indemnification	0.12	—	0.14	—
Plant restoration	0.08	—	0.08	—
Taxes on adjusting items	(0.25)	(0.09)	(0.69)	(0.73)
Dilutive impact of shares [3]	—	—	0.01	—
Adjusted diluted EPS	$0.62	$0.67	$1.17	$1.79

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2
Adjusted EBITDAS is a Non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of Adjusted EBITDAS, information concerning certain items affecting comparability, and a reconciliation of Adjusted EBITDAS to net income (loss), the most comparable GAAP measure.

3
As reported results for the nine months ended September 30, 2018 reflect a loss; therefore, all equity awards were considered non-dilutive and excluded from the EPS calculation.  Adjusted amounts, however, reflect net income and equity awards are considered dilutive.  Accordingly, an adjustment is required to reflect total dilutive shares of 56.8 million compared to basic shares of 56.4 million.

SEGMENT RESULTS

Baked Goods

Segment Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$332.8	$351.2	$997.9	$1,016.6
Direct operating income	35.2	46.9	94.0	121.3
Direct operating income percent	10.6%	13.4%	9.4%	11.9%

Change in Net Sales from Prior Year

SKU rationalization	(2.1)%	(1.8)%
Volume/mix excluding SKU rationalization	(5.3)	(1.8)
Pricing	2.4	1.7
Foreign currency	(0.2)	0.1
Total change in net sales	(5.2)%	(1.8)%

The change in net sales in the Baked Goods segment in the third quarter of 2018 compared to the third quarter of 2017 was primarily due to unfavorable volume/mix due to lost distribution from competitive pressure in the dough, crackers, and cookies categories combined with unfavorable mix, the ongoing efforts to simplify and rationalize low margin SKUs, and unfavorable foreign currency, partially offset by favorable pricing driven by commodity and freight inflation. The change in direct operating income margin in the third quarter of 2018 compared to the third quarter of 2017 was primarily due to higher operating costs (including freight), higher commodity costs (wheat, eggs, and resin), and unfavorable volume/mix, partially offset by favorable pricing and lower selling, general, and administrative expenses from cost saving initiatives.

Beverages

Segment Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$236.3	$244.9	$721.8	$759.1
Direct operating income	44.1	51.7	129.3	170.7
Direct operating income percent	18.7%	21.1%	17.9%	22.5%

Change in Net Sales from Prior Year

SKU rationalization	(1.6)%	(2.1)%
Volume/mix excluding SKU rationalization	(1.4)	(2.0)
Pricing	(0.5)	(0.8)
Total change in net sales	(3.5)%	(4.9)%

The change in net sales in the Beverages segment in the third quarter of 2018 compared to the third quarter of 2017 was primarily due to the ongoing efforts to simplify and rationalize low margin SKUs and unfavorable volume/mix in creamers, partially offset by category gains in broth.  Pricing was unfavorable primarily due to competitive pressure in the single serve beverages category, partially offset by favorable pricing driven by commodity inflation.  The change in direct operating income margin in the third quarter of 2018 compared to the third quarter of 2017 was primarily due to a labor dispute and ensuing recovery at a creamer plant that has driven unfavorable volume/mix and and higher operating costs, partially offset by lower freight costs due to improvements in logistics efficiency and lower selling, general, and administrative expenses from cost saving initiatives.

Condiments

Segment Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$317.1	$333.8	$968.4	$988.8
Direct operating income	49.4	34.4	112.7	102.2
Direct operating income percent	15.6%	10.3%	11.6%	10.3%
Change in Net Sales from Prior Year

SKU rationalization	(4.8)%	(4.7)%
Volume/mix excluding SKU rationalization	(2.7)	0.2
Pricing	3.1	2.1
Foreign currency	(0.6)	0.3
Total change in net sales	(5.0)%	(2.1)%

The change in net sales in the Condiments segment in the third quarter of 2018 compared to the third quarter of 2017 was primarily due to the ongoing efforts to simplify and rationalize low margin SKUs, unfavorable volume/mix due to competitive pressure in the pickles and preserves categories, and unfavorable foreign currency exchange rates, partially offset by favorable pricing driven by commodity inflation.  The change in direct operating income margin in the third quarter of 2018 compared to the third quarter of 2017 was primarily due to favorable pricing, lower costs resulting from a LIFO liquidation, and lower selling, general, and administrative expenses from cost saving initiatives.

Meals

Segment Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$253.7	$284.6	$777.2	$897.0
Direct operating income	29.8	32.1	88.1	99.9
Direct operating income percent	11.7%	11.3%	11.3%	11.1%
Change in Net Sales from Prior Year

SKU rationalization	(2.0)%	(2.0)%
Volume/mix excluding SKU rationalization	(11.0)	(6.6)
Pricing	3.0	2.2
Divestitures	(0.9)	(7.0)
Total change in net sales	(10.9)%	(13.4)%

The change in net sales in the Meals segment in the third quarter of 2018 compared to the third quarter of 2017 was primarily due to unfavorable volume/mix from competitive pressure (principally in the ready-to-eat cereal, pasta, and dry dinner categories) and category softness (principally in the ready-to-eat cereal category), the ongoing efforts to simplify and rationalize low margin SKUs, and the divestiture of the McCann's business in July 2018.  These decreases were partially offset by favorable pricing driven by commodity and freight inflation. The change in direct operating income margin in the third quarter of 2018 compared to the third quarter of 2017 was primarily due to favorable pricing and lower operating costs from plant closures and supply chain optimization activities, partially offset by an increase in selling, general, and administrative expenses due to advertising investments in the pasta category.

Snacks

Segment Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$254.1	$332.6	$865.7	$940.2
Direct operating income	(3.8)	1.8	7.2	24.4
Direct operating income percent	(1.5)%	0.5%	0.8%	2.6%

Change in Net Sales from Prior Year

SKU rationalization	(1.0)%	(4.6)%
Volume/mix excluding SKU rationalization	(22.8)	(4.5)
Pricing	0.2	1.2
Total change in net sales	(23.6)%	(7.9)%

The change in net sales in the Snacks segment in the third quarter of 2018 compared to the third quarter of 2017 was primarily due to unfavorable volume from the expected loss of low margin business, competitive pressure in all categories (snack nuts, trail mix, and bars) combined with business interruption resulting from hurricane activity. Sales also decreased due to the ongoing efforts to simplify and rationalize low margin SKUs, partially offset by favorable pricing. The change in direct operating income margin in the third quarter of 2018 compared to the third quarter of 2017 was primarily due to lower volume, higher operating costs, partially attributed to hurricane activity, and higher direct selling, general, and administrative expenses as a percentage of net sales due to the impact of fixed overhead costs that did not decrease proportionately with the decrease in net sales in the quarter, partially offset by Structure to Win savings combined with lower spend due to other cost saving activities.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s third quarter earnings and its outlook will be held at 9:00 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at http://www.treehousefoods.com/investor-relations.

INVESTOR DAY

The Company will host a webcast of its Investor Day in New York on December 11, 2018 at 8:30 a.m. Eastern. Steve Oakland, Matthew Foulston, as well as additional senior members of the management team will provide an update on the company’s strategy and vision, as well as discuss its preliminary outlook for 2019.

As the date approaches, a link to the live webcast of TreeHouse Foods' presentation will be provided on the Company's website at www.treehousefoods.com, under Investor Relations, Investor Overview. A replay will be available for ninety (90) days under Investor Relations, Presentation Archives.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP (“Non-GAAP”). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income (Loss), and the Condensed Consolidated Statements of Cash Flows. The Company believes these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the Non-GAAP measure and the most directly comparable GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Adjusted Earnings Per Fully Diluted Share, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per fully diluted share (“adjusted diluted EPS”) reflects adjustments to GAAP earnings (loss) per fully diluted share to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Directors' measurement of the Company’s performance for incentive compensation purposes. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, and foreign currency exchange impact on the re-measurement of intercompany notes, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of adjusted diluted EPS, excluding certain items affecting comparability, to the relevant GAAP measure of diluted EPS as presented in the Condensed Consolidated Statements of Operations, is presented above.

Adjusted Net Income, Adjusted EBIT, and Adjusted EBITDAS, Adjusting for Certain Items Affecting Comparability

Adjusted net income represents GAAP net income (loss) as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Directors' measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS metric outlined above.

Adjusted EBIT represents adjusted net income before interest expense, interest income, and income tax expense. Adjusted EBITDAS represents adjusted EBIT before depreciation expense, amortization expense, and non-cash stock-based compensation expense. Adjusted EBIT and adjusted EBITDAS are performance measures commonly used by management to assess operating performance, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance between periods.

A full reconciliation between the relevant GAAP measure of reported net income (loss) for the three and nine month periods ended September 30, 2018 and 2017 calculated according to GAAP, adjusted net income, adjusted EBIT, and adjusted EBITDAS is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow

In addition to measuring the Company’s cash flow generation and usage based upon the operating, investing, and financing classifications included in the Condensed Consolidated Statements of Cash Flows, we also measure free cash flow which represents net cash provided by operating activities less capital expenditures. The Company believes free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing outstanding senior debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash provided by operating activities for the nine months ended September 30, 2018 and 2017 calculated according to GAAP and free cash flow is presented in the attached tables.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with over 40 manufacturing facilities across the United States, Canada and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages and beverage enhancers (single serve beverages, coffees, teas, creamers, powdered beverages and smoothies); meals (cereal, pasta, macaroni and cheese and side dishes); retail bakery (refrigerated and frozen dough, cookies and crackers); condiments (pourable and spoonable dressing, dips, pickles, and sauces) and healthy snacks (nuts, trail mix, bars, dried fruits and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: the success of our restructuring programs, our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; our ability to continue to make acquisitions in accordance with our business strategy; changes and developments affecting our industry, including consumer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; disruptions in or failures of our information technology systems; labor strikes or work stoppages; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2017, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions, except per share data)

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$52.8	$132.8
Investments	15.4	14.1
Receivables, net	285.6	329.8
Inventories	999.3	918.3
Prepaid expenses and other current assets	92.5	89.7
Total current assets	1,445.6	1,484.7
Property, plant and equipment, net	1,272.1	1,294.4
Goodwill	2,168.0	2,182.0
Intangible assets, net	722.3	773.0
Other assets, net	36.2	45.2
Total assets	$5,644.2	$5,779.3
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$562.6	$451.3
Accrued expenses	188.3	138.4
Current portion of long-term debt	10.4	10.1
Total current liabilities	761.3	599.8
Long-term debt	2,333.1	2,535.7
Deferred income taxes	173.3	178.4
Other long-term liabilities	186.8	202.1
Total liabilities	3,454.5	3,516.0
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 56.1 and 56.6 shares issued and outstanding, respectively	0.6	0.6
Treasury stock	(70.9)	(28.7)
Additional paid-in capital	2,136.7	2,107.0
Retained earnings	198.5	245.9
Accumulated other comprehensive loss	(75.2)	(61.5)
Total stockholders’ equity	2,189.7	2,263.3
Total liabilities and stockholders’ equity	$5,644.2	$5,779.3

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Net sales	$1,394.0	$1,548.8	$4,331.0	$4,607.2
Cost of sales	1,166.5	1,289.1	3,635.8	3,784.5
Gross profit	227.5	259.7	695.2	822.7
Operating expenses:
Selling and distribution	85.4	95.6	285.5	295.0
General and administrative	66.5	66.9	220.5	228.9
Amortization expense	21.4	28.5	64.9	85.8
Other operating expense, net	23.3	11.1	98.9	111.9
Total operating expenses	196.6	202.1	669.8	721.6
Operating income	30.9	57.6	25.4	101.1
Other expense:
Interest expense	27.8	31.4	87.6	92.9
Interest income	(1.3)	(0.4)	(3.8)	(3.5)
Loss (income) on foreign currency exchange	0.6	(2.5)	5.0	(2.8)
Other expense (income), net	3.6	(1.0)	6.5	0.7
Total other expense	30.7	27.5	95.3	87.3
Income (loss) before income taxes	0.2	30.1	(69.9)	13.8
Income tax (benefit) expense	(5.2)	1.3	(21.1)	(9.0)
Net income (loss)	$5.4	$28.8	$(48.8)	$22.8
Net earnings (loss) per common share:
Basic	$0.10	$0.50	$(0.87)	$0.40
Diluted	$0.10	$0.50	$(0.87)	$0.40
Weighted average common shares:
Basic	56.3	57.3	56.4	57.1
Diluted	56.7	57.7	56.4	57.7

Supplemental Information:
Depreciation and amortization	$64.8	$74.2	$193.7	$213.2
Stock-based compensation expense, before tax	5.0	6.6	28.2	25.2

The following table reconciles the Company’s net income (loss) to adjusted net income, adjusted EBIT, and adjusted EBITDAS for the three and nine months ended September 30, 2018 and 2017:
TREEHOUSE FOODS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME,
ADJUSTED EBIT, AND ADJUSTED EBITDAS

		Three Months Ended September 30,		Nine Months Ended September 30,
		2018	2017	2018	2017
		(unaudited in millions)
Net income (loss) per GAAP		$5.4	$28.8	$(48.8)	$22.8
Restructuring programs	(1)	45.5	20.7	134.7	39.5
CEO transition costs	(2)	—	—	13.0	—
Mark-to-market adjustments	(3)	(3.8)	(1.9)	(5.8)	0.6
Foreign currency (gain) loss on re-measurement of intercompany notes	(4)	(1.4)	(4.2)	1.9	(7.6)
Product recall reimbursement	(5)	—	(3.2)	—	(8.4)
Acquisition, integration, divestiture, and related costs	(6)	(9.9)	3.8	(8.9)	98.5
Debt amendment and repurchase activity	(7)	1.8	—	6.8	—
Tax indemnification	(8)	6.7	—	7.9	—
Plant restoration	(9)	4.7	—	4.7	—
Less: Taxes on adjusting items		(13.9)	(5.1)	(39.3)	(42.0)
Adjusted net income		35.1	38.9	66.2	103.4
Interest expense		27.1	31.4	85.2	92.9
Interest income		(1.3)	(0.4)	(3.8)	(3.5)
Income tax (benefit) expense		(5.2)	1.3	(21.1)	(9.0)
Add: Taxes on adjusting items		13.9	5.1	39.3	42.0
Adjusted EBIT		69.6	76.3	165.8	225.8
Depreciation and amortization	(10)	58.0	65.1	174.5	199.6
Stock-based compensation expense	(11)	4.9	6.6	18.0	25.2
Adjusted EBITDAS		$132.5	$148.0	$358.3	$450.6

		Location in Condensed	Three Months Ended September 30,		Nine Months Ended September 30,
		Consolidated Statements of Operations	2018	2017	2018	2017
			(unaudited in millions)
(1)	Restructuring programs	Other operating expense, net	$37.3	$10.5	$112.6	$26.0
		Cost of sales	7.2	10.2	18.8	13.5
		General and administrative	1.0	—	3.3	—
(2)	CEO transition costs	General and administrative	—	—	13.0	—
(3)	Mark-to-market adjustments	Other expense (income), net	(3.8)	(1.9)	(5.8)	0.6
(4)	Foreign currency (gain) loss on re-measurement of intercompany notes	Loss (income) on foreign currency exchange	(1.4)	(4.2)	1.9	(7.6)
(5)	Product recall reimbursement	Net sales	—	(1.7)	—	(5.5)
		Cost of sales	—	(1.5)	—	(2.9)
(6)	Acquisition, integration, divestiture, and related costs	General and administrative	4.1	3.4	4.8	12.7
		Other operating expense, net	(14.0)	0.6	(13.7)	85.8
		Other expense (income), net	—	(0.2)	—	—
(7)	Debt amendment and repurchase activity	General and administrative	—	—	0.2	—
		Other expense (income), net	1.1	—	4.2	—
		Interest expense	0.7	—	2.4	—
(8)	Tax indemnification	Other expense (income), net	6.7	—	7.9	—
(9)	Plant restoration	Cost of sales	4.7	—	4.7	—
(10)	Accelerated depreciation	Cost of sales	5.8	9.1	15.9	13.3
		General and administrative	1.0	—	3.3	0.3
(11)	Stock-based compensation expense included as an adjusting item	General and administrative	0.1	—	10.2	—

TREEHOUSE FOODS, INC.
CASH FLOW KEY METRICS

	Nine Months Ended September 30,
	2018	2017
	(In millions)
Net Cash Flows Provided By (Used In):
Operating activities	$270.5	$263.4
Investing activities	(98.7)	(95.6)
Financing activities	(250.8)	(98.7)

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Nine Months Ended September 30,
	2018	2017
	(In millions)
Cash flow provided by operating activities	$270.5	$263.4
Less: Capital expenditures	(133.1)	(121.1)
Free cash flow	$137.4	$142.3